                                                                   EXHIBIT 12.1


                                AMF BOWLING GROUP
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (AMOUNTS IN THOUSANDS OF DOLLARS)

                                                YEAR ENDED DECEMBER 31,                               MARCH 31,
                           --------------------------------------------------------------        --------------------
                            1991          1992          1993          1994          1995          1995          1996
                           ------        ------        ------        ------        ------        ------        ------
Pre-tax income
  (loss) from
  continuing
  operations .......      $ 62,487      $ 79,515      $ 97,548      $115,755      $108,864      $ 37,845      $ 24,296


Fixed charges:
  Interest expense..        11,982         7,865         5,001         7,394        15,711         3,727         3,802


Amortization of
  debt issue
  costs on all
  indebtedness .....           201            54             3            11            11             3             3


Rentals: - 33% .....         4,572         5,104         4,759         4,996         5,600         1,606         1,607
                          --------      --------      --------      --------      --------      --------      --------


Total fixed
  charges ..........        16,755        13,023         9,763        12,401        21,322         5,336         5,412
                          --------      --------      --------      --------      --------      --------      --------


Earnings
  before income
  taxes and
  fixed charges ....      $ 79,242      $ 92,538      $107,311      $128,156       130,186        43,181        29,708
                          ========      ========      ========      ========      ========      ========      ========

Ratio of earnings
  to fixed charges..           4.7           7.1          11.0          10.3           6.1           8.1           5.5
                          ========      ========      ========      ========      ========      ========      ========
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